Exhibit 4.101

SUBSCRIPTION AGREEMENT
FOR
SERIES A PREFERRED SHARES
IN
OURGAME INTERNATIONAL HOLDINGS LIMITED

CONTENTS

Clause		Page

1.	INTERPRETATION	3

2	SALE AND PURCHASE	12

3	COMPLETION CONDITIONS	13

4	COMPLETION	16

5	WARRANTIES	17

6	UNDERTAKINGS AND ACKNOWLEDGEMENTS BY THE COMPANY	17

7	TERMINATION	21

8	INDEMNITIES AND GUARANTEE	22

9	CONFIDENTIAL INFORMATION	23

10	ANNOUNCEMENTS	24

11	COSTS AND TAXES	25

12	GENERAL	25

13	ENTIRE AGREEMENT	26

14	ASSIGNMENT	26

15	NOTICES	26

16	GOVERNING LAW AND JURISDICTION	27

17	GOVERNING LANGUAGE	28

SCHEDULE1 INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARIES		29

SCHEDULE 2 SHARE CAPITALISATION		31

SCHEDULE 3 COMPLETION REQUIREMENTS		33

SCHEDULE 4 WARRANTIES		35

SCHEDULE 5 ACTION PENDING COMPLETION		47

SCHEDULE 6 DISCLOSURE LETTER		49

SCHEDULE 7 FORM OF SHAREHOLDERS AGREEMENT		50

SCHEDULE8 RIGHTS, POWERS AND PREFERENCES OF SERIES A PREFERRED SHARES		51

SCHEDULE 9 KEY MANAGERS		57

SCHEDULE 10 FOUNDERS		58

SCHEDULE 11 REORGANIZATION PLAN		59

SCHEDULE 12 SHARE CHARGE		60

SCHEDULE 13 PRC LEGAL OPINIONS		61

SCHEDULE 14 CONSENT AND WAIVER		62

THIS AGREEMENT is made on 31 January 2014

BETWEEN:

(1)	OURGAME INTERNATIONAL HOLDINGS LIMITED, a exempted company incorporated with limited liability in Cayman Islands (with registration number 283325), whose registered office is at P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)	CMC ACE HOLDINGS LIMITED, a company incorporated with limited liability in the Cayman Islands, whose registered office is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Investor 1 ”); and

(3)	KONGZHONG CORPORATION, a company incorporated with limited liability in the Cayman Islands, whose registered office is at P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Investor 2,” and together with Investor 1, the “Investors”).

RECITALS:

(A)	The Investors agrees to subscribe for, and the Company agrees to issue and allot, the Series A Preferred Shares on the terms and subject to the conditions in this Agreement.

(B)	The ultimate shareholders of the Company named in Schedule 10 hereto (collectively, the “Founders”) owns 100% of the issued share capital of the Company.

(C)	The Company owns 100% of the issued share capital of Lianzhong Holdings (Hong Kong) Limited (“HKCo”), a limited liability company incorporated under the laws of Hong Kong, and HKCo in turns owns 100% of the registered capital of Beijing Lianzhong Garden Network Technology Co., Ltd. (北京联众家园网络科技有限责任公司，“WFOE”), a limited liability company incorporated under the laws of the PRC, which in turn owns, directly or indirectly, the controlling equity interests of the PRC Group Companies, the details of which are set out in Part B of Schedule 1.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“2011 Draft Audited Accounts” means the draft audited combined balance sheet of the Group as at 31 December 2011 and the audited combined profit and loss statement and cash flow statement of the Group (for the avoidance of doubt, including all PRC Group Companies set out under Part B of Schedule 1) for the 12-month period ended 31 December 2011, prepared by the directors of the Company in accordance with IFRS and all notes, reports and other documents annexed to those accounts;

“2012 Draft Audited Accounts” means the draft audited combined balance sheet of the Group as at 31 December 2012 and the audited combined profit and loss statement and cash flow statement of the Group (for the avoidance of doubt, including all PRC Group Companies set out under Part B of Schedule 1) for the 12-month period ended 31 December 2012, prepared by the directors of the Company in accordance with IFRS and all notes, reports and other documents annexed to those accounts;

“2013 Draft Audited Accounts” means the draft audited combined balance sheet of the Group as at 31 December 2013 and the audited combined profit and loss statement and cash flow statement of the Group (for the avoidance of doubt, including all PRC Group Companies set out under Part B of Schedule 1) for the 12-month period ended 31 December 2013, prepared by the directors of the Company in accordance with IFRS and all notes, reports and other documents annexed to those accounts;

“2013 Audited Accounts” means the audited consolidated balance sheet of the Group as at 31 December 2013 and the audited consolidated profit and loss statement and cash flow statement of the Group (for the avoidance of doubt, including all PRC Group Companies set out under Part B of Schedule 1) for the 12-month period ended 31 December 2013, prepared by the directors of the Company in accordance with IFRS and all notes, reports and other documents annexed to those accounts;

“2014 Audited Accounts” means the audited consolidated balance sheet of the Group as at 31 December 2014 and the audited consolidated profit and loss statement and cash flow statement of the Group (for the avoidance of doubt, including all PRC Group Companies set out under Part B of Schedule 1) for the 12-month period ended 31 December 2014, prepared by the directors of the Company in accordance with IFRS and all notes, reports and other documents annexed to those accounts;

“8.7% Share Options” shall mean the transfer all of the economic benefits associated with an aggregate 8.7% of the total issued share capital of the Company held by FounderCo 1B to members of the management of the Group, including the Existing Grantees in the percentages set forth therein;

“Actual 2014 Net Profit After Tax” shall be computed by the sum of (a) the Net Profit After Tax of the Group for the 12-month period ended 31 December 2014 as determined from the 2014 Audited Accounts, and adding back (b) Share-based Payment expenses (which should not exceeds RMB 20,000,000) and any IPO Expenses, which are actually incurred by the Company and recognized as expenses in the profit and loss statements during the year ended 31 December 2014 and deducting (c) income and expenses of the Group through or as a result of mergers and acquisitions, or other exceptional, extraordinary or non-recurring items;

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person. For the purposes of this Agreement, “control” means, in relation to any person, having the power to direct or cause the direction of the management or policies of such person, whether through the ownership of more than 50% of the voting rights of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, and references to “controlled” or “controlling” shall be construed accordingly;

“Anticipated 2014 Net Profit After Tax” means RMB100,000,000;

“Applicable Laws” means with respect to any person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Government Authority (as defined below) or stock exchange that is applicable to such person;

“Articles of Association” means the amended and restated memorandum and articles of association of the Company substantially in the agreed form and incorporating the rights, powers and preferences of the Series A Preferred Shares set out in Schedule 8 and the rights of the Investors under the Shareholders Agreement;

“Auditors” means Grant Thornton Hong Kong Limited as appointed by the Group to prepare the Audited Accounts of the relevant financial years;

“Business Day” means any day other than a Saturday or Sunday or public holiday in the PRC or Hong Kong;

“Change of Shareholding Structure” means the change of the capitalisation of the Company as disclosed in Part A of Schedule 2 to the capitalisation of the Company as disclosed in Part B of Schedule 2;

“Company's Bank Account” means the bank account of the Company as shall have been notified by the Company to the Investors in writing at least three (3) Business Days before the Completion Date (as defined below);

“Completion” means completion of the Subscription (as defined below) in accordance with this Agreement;

“Completion Date” means February 7, 2014 or such other date as the Investors and the Company may agree in writing;

“Condition” means a condition set out in Clause 3.1 and “Conditions” means all those conditions;

“Confidential Information” means:

(1)	all written or oral information which relates to the business, financials and affairs of any Group Company provided to the Investors or their Affiliates by the Company or any party;

(2)	all information of the Investors provided to the Company or any party; and

(3)	all written or oral information which relates to the provisions or subject matter of this Agreement, other Transaction Documents or any document referred to herein or the negotiations relating to this Agreement, but does not include information:

(1)	to the extent that it is or becomes generally known to the public not as a result of any breach of duty of confidentiality by the receiving party;

(2)	that was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party;

(3)	that is or becomes available to the receiving party other than as a result of a disclosure by a person which the receiving party knows is in breach of a duty of confidentiality owed to the disclosing party; or

(4)	that is independently developed by the receiving party without reference to Confidential Information;

“Disclosure Letter” means the letter from the Company to the Investors in relation to the Warranties having the same date as this Agreement and delivered to the Investors prior to the execution of this Agreement;

“Domestic Dividend” a dividend declared and paid on 27 January 2014 by the VIE Entity in the total amount of RMB 3,500,000 to the holders of shares of the VIE Entity (“Domestic Dividend Receivers”), the amount of which shall be distributed amongst the Domestic Dividend Receivers on a pro rata basis;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Equity Securities” means, with respect to any person, such person’s capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests and options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests;

“Existing Grantees” shall mean holders of equity interests in Tongshengcheng who are grantees of the 8.7% Share Option;

“FounderCo 1A” means Sonic Force Limited (威 音有限 公司 ), a company incorporated in the British Virgin Islands and wholly-owned by Mr. Liu;

“FounderCo 1B” means Blink Milestones Limited, a company incorporated in the British Virgin Islands and wholly-owned by Mr. Liu;

“FounderCo 2” means Elite Vessels Limited, a company incorporated in the British Virgin Islands and wholly-owned by Mr. Zhang;

“Government Authorities” means any foreign, national, provincial, municipal, country or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator;

“Group” means collectively the Company, the HKCo, the WFOE, the VIE Entity and the Subsidiaries as set out in Part B of Schedule 1;

“Group Company” means each member of the Group;

“HKIAC” has the meaning given to it in Clause 16.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board from time to time;

“Intellectual Property” means all industrial and intellectual property rights (whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights) including, without limitation, patents, design patents, designs, copyright (including rights in or to software, moral rights and neighbouring rights), database rights, rights in integrated circuits, trademarks, service marks, trading or business names, logos and other signs used in trade, internet domain names, rights in Knowhow and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Intellectual Property Rights means all Intellectual Property legally or beneficially owned by any Group Company and all Intellectual Property used or required to be used in any Group Company’s business or which was created, generated or acquired for use in any Group Company’s business;

“Investor Directors” means the directors nominated by the Investors to the board of directors of the Company;

“IPO Expenses” means the underwriting fees, sponsor fees, legal fees, accounting fees, printer fees, public relation fees, technical consultants and translation costs incurred by the Company in preparation for an initial public offering which are actually incurred by the Company and recognized as profit and loss in the financial statements of the Company during the year ended 31 December 2014;

“Jiuding” means Suzhou Hongda Jiuding Chuangye Investment Centre (苏州宏 达九鼎创业投资中心（有限合伙）), a limited partnership incorporated in the PRC;

“Key Managers” means the persons set out in Schedule 9;

“Knowhow” means all technical information, trade secrets, invention disclosures, source code, knowledge and expertise (including without limitation formulae, techniques, designs, specifications and procedures) relating to the design, production, manufacture, use, sale or marketing of any product, process or service;

“Long Stop Date” means February 10, 2014 or such other date as the Investors and the Company may agree in writing;

“Management Incentive Shares” has the meaning given in the Shareholders Agreement;

“Management Report” shall include the unaudited consolidated balance sheet, cash flow statement and profit and loss statement of the Group;

“Material Adverse Change” means any event, circumstance or occurrence or non-occurrence or any combination thereof arising or occurring after the date of this Agreement which is or would reasonably be expected to (a) be materially adverse to the business, operations, assets, liabilities, condition (financial, trading or otherwise), financial results or prospects of the Group taken as a whole involving, with respect to any of these aspects of the Group, an amount, either individually or collectively, of no less than RMB 20,000,000; or (b) adversely affect the ability of the Company to perform its obligations under this Agreement in any material respect, excluding, with respect to clause (a) above, any effect, circumstance or occurrence solely attributable to or resulting from a general deterioration in the general economic conditions in the PRC that does not have a disproportionate effect on the Group taken as a whole as compared to other companies in the same industry in which the Group operates;

“MOC” means the Ministry of Culture of the PRC (中华人民共和国文化部);

“Mr. Bao” means Mr. Bao Yueqiao (鲍岳桥);

“Mr. Li” means Mr. Li Jianhua (李建华);

“Mr. Liu” means Mr. Liu Jiang (刘江);

“Ms. Long” means Ms. Longqi (龙奇);

“Mr. Shen” means Mr. Shen Dongri (申东日);

“Mr. Zhang” means Mr. Zhang Rongming (张荣明);

“Ms. Wu” means Ms. Wu Lan (乌兰);

“Net Profit After Tax” means, in relation to the Group, the consolidated after tax net profit from ordinary activities denominated in Renminbi before taking into account any exceptional, extraordinary or non-recurring items;

“Non-PRC Group Company” means any Group Company which is incorporated under the laws of a jurisdiction other than the PRC;

“Notice 75” means the Notice on Issuers Relating to the Administration of Foreign Exchange in Fund-raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (《关于境内居民通过境外特殊目的公司融资及返程投资外汇管理有关问题的通知》) promulgated by the State Administration of Foreign Exchange of the PRC (中华 人民共和国国家外汇管理局), as amended or supplemented by other rules or notices issued by SAFE from time to time;

“Ordinary Shares” means the ordinary shares of par value USD 0.00005 each in the share capital of the Company;

“Permit” means:

(1)	any authorization, waiver, permit, licence, consent, approval, certificate, qualification, grant or other authorisation; or

(2)	any filing, notification, or registration,

granted by or under the authority of or obtained from any Government Authority;

“PRC” means the People's Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan;

“PRC Laws” means the laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any PRC Government Authority;

“PRC Group Company” means any Group Company which is established under the laws of the PRC;

“Proceeds” means the amount that the Company will receive from the Investors at the Completion, which shall be equal to the Subscription Price;

“Qualified IPO” means an initial public offering by the Company (or such other Group Company as the Investors and the Company may agree) of its shares on Hong Kong Stock Exchange or any other internationally recognised stock exchange mutually acceptable to the parties in 2014 with a pre-offering valuation of the Group of at least USD200,000,000 and with aggregate offering proceeds (before deduction of underwriters’ commissions and expenses) of at least USD50,000,000, or with respect to an initial public offering after December 31, 2014, with a pre-offering valuation of the Group of at least USD300,000,000 and with aggregate offering proceeds (before deduction of underwriters’ commissions and expenses) of at least USD75,000,000;

“Related Party” shall have the meaning as ascribed to “Connected Person” in Rules 14A.11 and 14A.12 of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange;

“Renminbi” or “RMB” means the lawful currency of the PRC;

“SAFE” means the State Administration of Foreign Exchange of the PRC;

“Secondary SAFE Registration” means the completion of registration by relevant ultimate individual shareholder of the Company to reflect the Change of Shareholding Structure pursuant to the Notice 75;

“Series A Preferred Shares” means the Series A convertible preferred shares of par value USD0.00005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association;

“Share Charge” means the share charge to be entered into by FounderCo 1 A and FounderCo 2 on the Completion Date in favor of the Investors in respect of Ordinary Shares held by FounderCo 1 A and FounderCo 2 in the form set out in Schedule 12;

“Shares” means any of the issued shares of the Company;

“Shareholders Agreement” means the shareholders agreement to be entered into between the Investors, the shareholders of the Company, the WOFE, the VIE Entity and the Company substantially in the form set out in Schedule 7;

“Shareholder Loan” means collectively the loans provided by the VIE Entity to Mr. Bao in the sum of RMB 5,000,000 and Mr. Liu in the sum of RMB 20,000,000;

“Share-based Payment” means share based compensation amounts in accordance with IFRS;

“Subscription” means the subscription by the Investors of the Subscription Shares in accordance with this Agreement;

“Subscription Price” means the Investor 1 Subscription Price and the Investor 2 Subscription Price;

“Subscription Price per Share” has the meaning given in Clause 2.1.1;

“Subscription Shares” means the Investor 1 Subscription Shares and the Investor 2 Subscription Shares;

“Subsidiary” means a subsidiary of the Company (as of the date of this Agreement and the Completion Date, including those listed in Part B of Schedule 1) that has been controlled by the Company through shareholding arrangement or through contractual arrangement and “Subsidiaries” means all those subsidiaries;

“Special Dividend” shall have the meaning given in Clause 6.2.2;

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Government Authority anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Tongshengcheng” means Beijing Tongshengcheng Investment Management Centre ( 北 京 同 盛 成 投 资 管 理 中 心 （ 有 限 合 伙 ） ), a limited partnership incorporated in the PRC;

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Share Charge and the Articles of Association;

“US Dollar” or “USD” means the lawful currency of the United States of America;

“VIE Agreements” means collectively the Master Exclusive Service Agreement, the Business Cooperation Agreement, the Proxy Agreement and Power of Attorney, the Exclusive Option Agreement and the Share Pledge Agreement by and amongst the WFOE, the VIE Entity and/or the Founders executed on 28 January 2014, as well as the Confirmation and Guarantee Letter and the Spousal Consent executed by each Founder and his spouse, respectively, on the same date;

“VIE Entity” means 北京联众互动网络股份有限公司，a company limited by shares incorporated under the law of the PRC;

“Warranty” means a statement contained in Schedule 4 and “Warranties” means all those statements;

“Warranty Claim” means a claim by the Investor under or pursuant to the provisions of Clause 5.1; and

“Yile Shenglian” means Beijing Yile Shenglian Enterprise Management Services Company Limited ( 北 京 亿 乐 升 联 企 业 管 理 服 务 有 限 公 司 ), a company incorporated in the PRC.

1.2	References

In this Agreement, a reference to:

1.2.1	a “subsidiary” means, with respect to a company, any other company, partnership, joint venture or other organization (a) in which the first mentioned company directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the other company or (b) which the first company controls through contracts agreements or other legally binding commitments;

1.2.2	a “holding company” means, with respect to a company, any other company (a) which directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the first mentioned company or (b) which controls the first mentioned company through contracts, agreements or other legally binding commitments;

1.2.3	a “person” includes a reference to any individual, company, enterprise or other economic organisation, or any government authority or agency, or any joint venture, association, partnership, collective, trade union or employee representative body (whether or not having separate legal personality ) and includes a reference to that person's legal personal representatives, successors and permitted assigns;

1.2.4	a “party” or “parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party's legal personal representatives, successors and permitted assigns;

1.2.5	an agreement or a document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

1.2.6	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.2.7	“fully-diluted basis” means, in calculations of share or registered capital amounts, that the calculation is to be made assuming that all outstanding options, warrants and other securities convertible into or exercisable or exchangeable for such shares or registered capital, as applicable (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged. Any such calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date;

1.2.8	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.9	a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

1.2.10	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.11	a time of the day is a reference to the time in Hong Kong; and

1.2.12	the singular includes the plural and vice versa unless the context otherwise requires.

1.3	Schedules

The Schedules to this Agreement form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the Schedules.

1.4	Headings

The headings in this Agreement do not affect its interpretation.

1.5	Knowledge of Company

A reference in Schedule 4 to “the knowledge of the Company” refers to the knowledge, information and belief of each Group Company, the directors, legal representatives or Key Managers of each Group Company, in each case which knowledge shall be deemed to include those individuals’ actual knowledge, information and such knowledge, information as they would reasonably be expected to have after making reasonable, inquiry of employees reporting to them reasonably to be believed to have knowledge of the matter in question.

1.6	Exchange rate

For the purposes of this Agreement, any monetary sum which is expressed in Renminbi and which is payable in US Dollars shall be converted into US Dollars at the middle rate for the exchange of Renminbi into US Dollars at the close of business in the PRC on the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as published by the People's Bank of China.

2	SALE AND PURCHASE

2.1	Subscription of Series A Preferred Shares

2.1.1	Each of Investor 1 and Investor 2 agrees to subscribe for, severally and not jointly, and the Company agrees to issue and allot, the number of Series A Preferred Shares set out opposite Investor 1’s name in Part C of Schedule 2 (“Investor 1 Subscription Shares”) and set out opposite Investor 2’s name in Part C of Schedule 2 (“Investor 2 Subscription Shares”), respectively, in each case free from any Encumbrances. The aggregate subscription price for the Investor 1 Subscription Shares (“Investor 1 Subscription Price”) shall be US Dollar 32,760,032.76 and for the Investor 2 Subscription Shares (“Investor 2 Subscription Price”) shall be US Dollar 16,380,016.38, and the subscription price per Share shall be US Dollar 0.57330058 (“Subscription Price Per Share”).

2.1.2	The Investor 1 Subscription Shares and the Investor 2 Subscription Shares, when issued at Completion, will comprise 20% (“Investor 1 Share Percentage”) and 10% (“Investor 2 Share Percentage”), respectively, of the Company's allotted and issued share capital on a fully-diluted basis and as enlarged by the Subscription Shares.

2.1.3	The post-money valuation of the Company is RMB 1,000,000,000, which is calculated based on 10 times the Anticipated 2014 Net Profit After Tax.

2.2	Status of Series A Preferred Shares

The Company undertakes to the Investors that the Series A Preferred Shares will, when issued, have such rights, powers and preferences in accordance with the Articles of Association as set out in Schedule 8.

3	COMPLETION CONDITIONS

3.1	Conditions

Completion by each Investor is conditional on each of the following Conditions being satisfied (or waived in accordance with Clause 3.3) on or before the Long Stop Date:

3.1.1	there has been (a) no breach of any of the Warranties set forth in Clause 1, 3.1, 3.2, 3.6, 3.7, 3.11, 16.6, 16.7 and 16.11 of Schedule 4 in any respect and (b) no material breach of any of the other Warranties, in each case as given on the date of this Agreement and as at Completion as if made on that date;

3.1.2	there has been no breach in any material respect by the Company any provision contained in this Agreement and the other agreements to which it is a party and that are required to be performed or complied with by it on or before the Completion Date;

3.1.3	the Company having duly attended to and carried out all corporate procedures that are required under the Applicable Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the other agreements with the Investors to which it has signed as a party, and the transactions contemplated thereby, which corporate procedures shall include approval by the board of directors of the Company and the shareholder(s) of the Company of the following:

(1)	the authorization and issuance of the Subscription Shares;

(2)	the execution, delivery and performance by the Company of this Agreement and the other agreements with the Investors to which it is a party, and all the transactions contemplated by this Agreement and the other agreements with the Investors to which it is a party; and

(3)	the adoption of the Articles of Association;

3.1.4	all Permits required pursuant to any Applicable Laws or regulation of any Government Authority, or pursuant to any contract binding on a Group Company or to which a Group Company or its material assets are subject or bound, to consummate the transaction contemplated under this Agreement and other agreements with the Investors to which it has signed as a party (to the extent that such transactions are to be completed on or prior to the Completion Date) having been obtained or made;

3.1.5	there has been no Material Adverse Change since the date of this Agreement;

3.1.6	the completion of all steps of the reorganization of the Group (the “Reorganization”) as set out in the reorganization memorandum in Schedule 10, with the exception of reorganization steps relating to Secondary SAFE Registration, Special Dividend and the 8.7% Share Options (the “Post-Closing Reorganization Steps”), the due execution of all agreements or other documents by the relevant parties in connection with the Reorganization and the obtaining of all Permits necessary for the Reorganization, including but not limited to:

(1)	the direct or indirect acquisition by Mr. Liu, Mr. Zhang, Mr. Shen, Mr. Bao, Ms. Long and Ms. Wo (on a pro-rata basis based on their respective equity interests holding in the VIE Entity) of 13% equity interests in the VIE Entity from Jiuding;

(2)	the acquisition by Mr. Liu of 8.7% equity interests in the VIE Entity from Tongshengcheng;

(3)	the acquisition by Mr. Zhang of 7.3508% equity interests in the VIE Entity from Mr. Li;

(4)	the acquisition by Ms. Wo of 4.6964% equity interests in the VIE Entity from Yile ShengLian; and

(5)	the completion of preliminary registration by each ultimate individual shareholders of the Company in respect of the round-trip investment pursuant to the Notice 75 and related implementing rules;

3.1.7	Mr. Li having delivered a duly signed written confirmation to the Company acknowledging, among other things, completion of the disposals of his equity interests in the VIE Entity at the agreed amount of consideration and his awareness of the transactions contemplated by this Agreement, including the Subscription Price and the Reorganization for the purpose of the proposed Qualified IPO;

3.1.8	the due execution of each of the VIE Agreements by the relevant parties and the Company, the Founders and the WFOE having delivered to the Investors all duly executed documents, with full and complete information to the satisfaction of the Investors, necessary to enable the Investors to file, on behalf of the Founders and the VIE Entity, an application with the competent local counterpart of State Administration for Industry & Commerce of the PRC or other relevant Government Authorities under the PRC Law (the “Relevant Authorities”) for the registration of the pledge of the equity interests in the VIE Entity (the “VIE Pledge”) granted under the Equity Pledge Agreement (the “Pledge Registration”);

3.1.9	Mr. Liu having delivered an undertaking, to the satisfaction of the Investors (the “Undertaking”), to enforce the 8.7% Share Options and confirming (1) 50.099% of the 8.7% Share Options have been transferred to the Existing Grantees set forth in the Undertaking and (2) the remaining 8.7% Share Options shall be transferred to senior members of management of the Group;

3.1.10	the due execution and delivery of the other Transaction Documents;

3.1.11	the due adoption of the Articles of Association by all necessary action of the board of directors and shareholders of the Company;

3.1.12	(1) the effective resignation of Mr. Liu and Mr. Zhang as directors of the VIE Entity; and (2) the due execution of employment agreements between the WFOE and each of Mr. Eric Yang (杨庆) and Mr. Frank Ng (伍国樑);

3.1.13	the delivery to the Investors of each of the 2011 Draft Audited Accounts, 2012 Draft Audited Accounts and 2013 Draft Audited Accounts together with the draft unqualified opinions thereon from the Auditors; and

3.1.14	the relevant Group Company or its representatives (1) having acquired a compliance certificate from the competent culture administration authority in provincial-level (省级文化主管机关或者其执法部门); and (2) having completed and produced minutes of interviews with the competent authorities of culture administration and press and publication in provincial-level (省级新闻出版机关及省级文化主管机关) in the relevant jurisdiction within the PRC where the business of the Group is operated, which confirm that the VIE Agreements are in compliance with the PRC Laws;

3.1.15	the Company having delivered a draft business plan and budget for 12-months following the Completion;

3.1.16	the Company having delivered the meeting minutes (the “Meeting Minutes regarding Special Dividend”) which reveals that the sponsor and the Hong Kong legal counsel engaged by the Company to advise on the initial public offering and the Auditor of the Company confirm that the Special Dividends and all actions thereof do not conflict with Applicable Laws and the listing rules with respect to the Qualified IPO and will not have adverse effect to the application and completion of the Qualified IPO; and

3.1.17	delivery of a legal opinion issued by King and Wood Mallesons, the Company’s PRC Legal Counsel, which in form and substance conforms to the opinion set forth in Schedule 13.

3.2	Responsibility for satisfaction of Conditions

3.2.1	The Company shall make commercially reasonable efforts to achieve satisfaction of each Condition set out in Clause 3.1 as soon as possible and in any event not later than the Long Stop Date.

3.2.2	If, at any time, any of the parties becomes aware of any fact or circumstance that might prevent any Condition from being satisfied, it shall immediately inform the other parties in writing, and in any event no later than 2 days before the Long Stop Date.

3.3	Waiver of Conditions

At any time on or before the Long Stop Date, any Investor may waive a Condition set out in Clause 3.1 by notice to the Company on any terms it decides, and such waiver may be subject to such terms and conditions as determined by such Investor.

3.4	Non-satisfaction of Conditions

If any Condition has not been satisfied by the Company before the Long Stop Date (and has not been waived in accordance with Clause 3.3), each Investor shall have the right either (a) to terminate this Agreement with respect to itself with immediate effect by giving written notice to the other Parties and Clause 7.3 shall apply, or (b) to waive the Conditions which have not been satisfied to the effect that the Completion will take place by the Long Stop Date.

4	COMPLETION

4.1	Date and place

Completion shall take place on the Completion Date at the offices of the Company or at such other place as the parties may agree on the Completion Date, and each party shall perform its respective obligations under this Clause 4 and Schedule 3.

4.2	Actions to be taken at Completion

At Completion:

4.2.1	(a) Investor 1 shall pay the Investor 1 Subscription Price to the Company in US Dollars and (b) Investor 2 shall pay the Investor 2 Subscription Price to the Company, in each case by transfer of immediately available funds to the Company's Bank Account without any withholding, deduction or set-off; For the sake of clarity, the Investors shall initiate the wiring of its Subscription Price at the date of Completion but not be obliged to guarantee the actual receipt of the Subscription Price by the Company on the date of Completion.

4.2.2	the Company shall:

(1)	allot and issue to (a) Investor 1 the Investor 1 Subscription Shares and (b) Investor 2 the Investor 2 Subscription Shares, in each case as fully paid and free from any Encumbrances;

(2)	register (a) Investor 1 as the holder of the Investor 1 Subscription Shares and (b) Investor 2 as the holder of the Investor 2 Subscription Shares, in each case in the register of members of the Company; and

(3)	deliver to (a) Investor 1 a share certificate in its name reflecting Investor 1 as the holder of the Investor 1 Subscription Shares and (b) Investor 2 a share certificate in its name reflecting Investor 2 as the holder of the Investor 2 Subscription Shares, which are first delivered in the form of scanned copies, and the effectiveness of which are conditional solely upon the eventual receipt of the Proceeds by the Company. The original copy of such share certificates of the Investors shall be released and delivered to each Investor immediately after the receipt of such Investor’s Subscription Price by the Company.

4.2.3	the Company and the Investors shall do all those things respectively required of them in Schedule 3.

5	WARRANTIES

5.1	Warranties

The Company warrants to the Investors that each Warranty is true and accurate at the date of this Agreement and as of the Completion Date. The Investors acknowledge and agree that other than the warranties of the Company set forth in Schedule 4 of this Agreement, there are no warranties express or implied made directly or indirectly by the Company upon which the Investors have relied. The Company acknowledges that the Investors in entering into this Agreement are relying on such warranties.

5.2	Disclosure Letter

The Disclosure Letter as stated in Schedules 6 of this Agreement is qualified in its entirety by reference to this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent expressly provided in this Agreement.

The information contained in these Disclosure Letter is disclosed solely for purposes of the Agreement, and no information contained shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Applicable Laws or breach of contract).

5.3	Separate and Independent

The Warranties are separate and independent and save as expressly provided shall not be limited by reference to any other clause or anything in this Agreement or any other Transaction Document.

5.4	Survival

All of the Warranties shall survive the execution and delivery of this Agreement and the Completion.

6	UNDERTAKINGS AND ACKNOWLEDGEMENTS BY THE COMPANY

6.1	Pre-Completion undertakings

Between the execution of this Agreement and the Completion Date, the Company undertakes to the Investors to ensure that each Group Company complies with Schedule 5.

The Company shall keep the Investors regularly informed of the progress of the Reorganization.

6.2	Post-Completion undertakings

The Company undertakes to the Investors that, unless otherwise agreed between the parties, to ensure that:

6.2.1	the relevant Group Company shall obtain, complete or renew all outstanding licenses and Permits as deemed necessary in customary industry practice for the business operations of the Group including but not limited to those disclosed in the Disclosure Letter from the relevant Government Authorities in the PRC (including but not limited to the competent authorities in culture administration, press and publication, industry and information technology, communications administration, the internet supervision division of the Public Security Bureau and the administration for industry and commerce (文化主管机关、新闻出版机关、工業和信息机关、通信管理机关、公安网监机关及工商行政机关)), including but not limited to the following;

(1)	taking all measures necessary to cause the Group not to be subject to any material penalty or other liability under any Applicable Laws in the PRC arising from any failure to complete the relevant filing procedures for all operating online games developed and offered by the relevant Group Company in the PRC pursuant to the requirements of the Applicable Laws in the PRC;

(2)	obtaining all outstanding prior approvals for all operating online games developed and offered by the relevant Group Company from the General Administration of Press and Publication （新聞出版總署) in accordance with the Applicable Laws in the PRC as soon as possible, but in any event no later than six (6) months after Completion; and

(3)	acquiring the compliance certificates in connection with the business of the Group in the PRC from the competent authorities in communications administration, taxation administration and the administration for industry and commerce (通信管理机关、税务行政机关及工商行政机关)) in accordance with the Applicable Laws in the PRC as soon as possible, but in any event no later than one (1) month after Completion.

6.2.2	immediately after the Completion (but in any event by no later than ten (10) Business Days after the Completion), the Company shall declare a special dividend in the total amount of US$ equivalent of RMB 296,498,376.23 to the holders holding Ordinary Shares, other than FounderCo 1B, at the date of payment of the special dividend (the “Special Dividend”) and shall pay to the Founders their respective entitlements to the Special Dividend in the proportion as set out in Part D of Schedule 2, provided that (i) the Special Dividend shall not adversely affect the Company’s financial capacity to repay any due amount of any outstanding debt; and (ii) the Special Dividend will not violate the Articles of Association. For the avoidance of doubt, both Investors shall not be entitled to be paid of any amount out of the Special Dividends;

6.2.3	the audited consolidated balance sheet, profit and loss statement and cash flow statement of the VIE Entity and its Subsidiaries for the 12-month period ended 31 December 2013, prepared by the directors of the VIE Entity in accordance with PRC GAAP and all notes, reports and other documents annexed to those accounts, be prepared and delivered to the Investors within thirty (30) days after the Completion;

6.2.4	the 2013 Audited Accounts, which shall not contain any qualified opinions on the consolidation of the operating results of all PRC Group Companies set out under Part B of Schedule 1, be prepared and delivered to the Investors prior to March 30, 2014, provided that the delivery date of the 2013 Audited Accounts may be postponed to such date as deemed appropriate by the Company in light of the requirements by a Qualified IPO (but in any event before the earlier of (a) the date that is 6 months after the Investor Lock-Up Trigger (as defined in the Shareholders Agreement) and (b) October 31, 2014;

6.2.5	FounderCo 1B shall enter into Option Award agreements (“Option Award Agreements”) with each of the Existing Grantees to grant an option to purchase certain number of ordinary shares of the Company in accordance with the Undertaking no later than five (5) weeks after Completion; and

6.2.6	the Company shall procure the delivery to it of a legal opinion from King & Wood, the Company’s PRC lawyers, in form and substance sufficient to satisfy the Hong Kong Stock Exchange in connection with an Qualified IPO;

6.2.7	each Group Company shall (a) conduct any activity in accordance with any applicable statute, law, rule, regulation, order or restriction of the government in respect of the conduct of its business or the ownership of its properties; and (b) obtain and keep in good order all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Government Authority which are required to be obtained or made by such Group Company in connection with the conduct of its business or the ownership of its properties, including without limitation, obtaining all approvals and fillings with regard to poker competition activities, equipping with and continuously operating internet anti-addiction system and not holding any activities involving gambling;

6.2.8	The Company and the WFOE shall provide all information and take all actions and execute all documents necessary to authorize, facilitate and cooperate with the Investors for the completion of all necessary procedures under the Applicable Laws of the PRC (i) for the submission of the application for the Pledge Registration by the Investors, as the agents of the responsible parties for the Pledge Registration, no later than thirty (30) Business Days after the execution of the VIE Agreements and; (ii) to ensure that the Pledge is valid and enforceable under the Applicable Laws of the PRC upon such Pledge Registration;

6.2.9	Notwithstanding clause 6.2.8, if the Investors, as the agents of the responsible parties for the Pledge Registration, are unable to file the application for the Pledge Registration or complete the Pledge Registration for any reason, the Company shall ensure the completion of the Pledge Registration within sixty (60) Business Days after the execution of the VIE Agreements. For the avoidance of doubt, the failure of the Investors to file the application for the Pledge Registration or complete the Pledge Registration shall not constitute a defense for the failure of the VIE Entity or its shareholders to observe or perform any of the covenants or agreements under the VIE Agreements and the parties thereto shall continue to be bound by the terms of the VIE Agreements.;

6.2.10	In the event that the Company does not complete its Qualified IPO in 2014, the Company undertakes to the Investors the Management Report be prepared and delivered to the Investors prior to the 15th day after the end of each fiscal quarter, and provide the 2014 Audited Accounts which shall not contain any qualified opinions on the consolidation (on a pro forma basis) of the operating results of all PRC Group Companies within the period required by the Investors in order to facilitate the Investor to comply with Applicable Laws, rules of a listing authority or stock exchange on which such Investor’s shares are listed or traded, provided that the Investors shall give the Company a notice with respect thereto ahead of a reasonable period of time. In the event that the Company completes its Qualified IPO in 2014, the Company undertakes to the Investors the Management Report and 2014 Audited Accounts be prepared and delivered to the Investor as soon as possible to the extent permitted by Applicable Laws and listing rules of the stock exchange on which the Company’s shares are listed and traded.

6.2.11	If the Company seeks a public offering in the United States, it will comply with any applicable law and regulation and ensure that the Investors have the customary rights in connection with tax covenants and registration rights.

6.2.12	The full repayment by Mr Liu and Mr Bao of the Shareholder Loan before February 26th, 2014. The tax liabilities incurred by the Shareholder Loan, if any, shall be borne or indemnified by the borrower of such Shareholder Loan and shall not have adverse effects on the Qualified IPO. Mr Liu and Mr Bao shall hold the Company harmless and indemnify the Company against any loss, damage or liability incurred by the Company in connection with the Shareholder Loan.

6.2.13	The filing of the Articles of Association by all necessary action of the board of directors and shareholders of the Company no later than the date to the extent permitted by Applicable Law.

6.2.14	Maintenance of Stable Operation Circumstance. Each Group Company shall use commercially best efforts to (i) maintain satisfactory performance, reliability, security, availability and sufficiency of network infrastructure for its business operations, including without limitation bandwidth, servers, software, hardware, computer equipments, etc, and (ii) adopt sound management systems to prevent any breakdowns or network system failures resulting in a prolonged shutdown of the Group’s servers, and prevent the Group’s network system from damages from fire, flood, power loss, telecommunications failures, computer viruses, hackings and other similar events, with the exception of force majeure events.

6.2.15	All current or future employee loans provided by the Company shall be conducted in ordinary course of business, or where such loans are not conducted in the ordinary course of business, the Company shall guarantee the recoverability of such loans.

6.2.16	Accounting Policies. The Financial Statements shall be prepared on a proper and consistent basis in accordance with Applicable Laws and IFRS, and accounting policies and practices commonly used in the same industry shall be adopted to recognize revenue or loss of the Group Company, particularly, (i) proper provision or reserve of liability or loss shall be made with respect to those Bad Debts (as such term is defined in IFRS) of the Group Company, and the Group Company shall clear such Bad Debts in a timely manner, (ii) the Group Company shall conduct a test of depreciation as to those assets which is at a high risk of depreciation, and make proper provision or reserve of liability or loss for such depreciation of the assets in a timely manner, and (iii) the forecast of the wireless business shall be based upon prudent accounting principles and the latest operating environment.

6.2.17	Transfer of Assets and Business. Provided that it is so required by Applicable Laws or rules of listing authorities or stock exchanges, the Company shall cause and procure that certain assets, business or employees shall be duly transferred and assigned to the WFOE from the VIE Entity to the extent as required.

6.2.18	The Company shall procure each responsible party to submit to competent counterpart of SAFE the application for Secondary SAFE Registration within 10 Business Days after the Completion Date and complete the Secondary SAFE Registration on or before the end of May 2014.

7	TERMINATION

7.1	Right to terminate

7.1.1	If, at any time before Completion:

(1)	there is a Material Adverse Change to the Group taken as a whole; or

(2)	the Company is in material breach of any Warranty or any provision of this Agreement;

any Investor may by notice in writing to the Company elect to terminate this Agreement.

7.1.2	This Agreement may be terminated by the parties by mutual written consent.

7.2	Obligation to notify

7.2.1	The Parties undertake to notify the others in writing immediately if he, she or it becomes aware of a matter, breach, event, fact or circumstance that may give rise to a right of termination under Clause 7.1.1.

7.3	Effect of termination

Each party's further rights and obligations cease immediately on termination, except that Clauses 7, 10, 11, 15, 16 and 17 shall survive the termination of this Agreement and shall continue in full force and effect. Termination does not affect a party's accrued rights and obligations as at the date of termination and shall be without prejudice to the continued application of Clause 8 in respect of such accrued rights and obligations.

8	INDEMNITIES AND GUARANTEE

8.1	Indemnities to the Investors

Subject to the limitations contained in Clause 8.2, the Company shall indemnify, each of (a) Investor 1 and its directors, officers and Affiliates (each, an “Investor 1 Indemnitee”) and (b) Investor 2 and its directors, officers and Affiliates (each, an “Investor 2 Indemnitee” and, together with the Investor 1 Indemnitees, the “Indemnitees”), and hold each of them harmless, on demand against each loss, damage, payment, liability and cost (including reasonable legal costs and expenses) (collectively, “Losses”) suffered or incurred by such Indemnitee as a result of or which arises out of or in connection with any of the following matters:

8.1.1	any breach of any of the Warranties by the Company; or

8.1.2	any breach or non-performance by the Company of any undertaking or provision contained in this Agreement, including but not limited to the post-Completion undertakings under Clause 6.2.

8.2	Limitations on Indemnity

The Company shall not be liable for any claim for indemnification under Clause 8.1 unless:

8.2.1	the amount of the Loss individually (or the aggregate of a series of related Losses arising out of similar facts or circumstances) suffered by an Indemnitee exceeds RMB 1,000,000; and

8.2.2	the amount of the Loss when aggregated with all other Losses suffered by an Indemnitee exceeds RMB 10,000,000 in any calendar year,

at which point the Company shall be liable for the full amount of such Losses and not the excess only.

8.3	Domestic Dividend not a Breach

For the avoidance of doubt, the Investors acknowledge and undertake that the Domestic Dividend shall not and will not be deemed to constitute a breach of the Transaction Documents by the Company in any aspect.

9	CONFIDENTIAL INFORMATION

9.1	Confidentiality obligations

Each of the parties undertakes to the other parties that before and after Completion it shall:

9.1.1	not use or disclose to any person Confidential Information it has or acquires (except to the extent necessary in the ordinary course of the business of a Group Company prior to Completion);

9.1.2	make every effort to prevent the use or disclosure of Confidential Information (except as provided in Clause 9.1.1); and

9.1.3	procure that each of its Affiliates complies with Clauses 9.1.1 and 9.1.2.

9.2	Exceptions

Clause 9.1 does not apply to disclosure of Confidential Information:

9.2.1	to any director, officer or employee of any party whose function requires him to have the Confidential Information;

9.2.2	to the extent that it is required to be disclosed by Applicable Laws, by any rule of a listing authority or stock exchange on which any party's shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the disclosure shall so far as is practicable be made after consultation with the other parties and after taking into account the other parties' reasonable requirements as to its timing, content and manner of making or despatch;

9.2.3	to any adviser for the purpose of advising any party in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and that such party procures that such adviser complies with Clause 9.1;

9.2.4	by each Investor (a) to its Affiliates (for this purpose only, an Affiliate of such Investor shall be deemed to include any investment fund which is advised or managed by such Investor or its Affiliates, and the Affiliates and limited partners of such investment fund), and (b) in connection with a proposed exit (whether a Qualified IPO or otherwise) to potential purchasers, investment banks, other intermediaries or any advisers in connection with such purpose, provided that such disclosure shall not occurred during Investors’ lock-up period or be made in a manner incompliant with Applicable Laws or applicable rules of listing authority or stock exchange;

9.2.5	to the extent that the disclosing party has given prior written consent to such disclosure.

10	ANNOUNCEMENTS

10.1	Public announcements

Subject to Clause 10.2, none of the parties may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties' written consent, which may not be unreasonably withheld or delayed.

10.2	Exceptions

Clause 10.1 does not apply to a public announcement, communication or circular required by Applicable Laws, by any rule of a listing authority or stock exchange on which any party's shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

11	COSTS AND TAXES

11.1	Costs

Each party shall pay its own costs relating to the negotiation, preparation and execution of this Agreement and of each document referred to in it prior to and upon Completion. Notwithstanding the foregoing, if Completion does not occur as a result of any breach of any provision in this Agreement by the Company (including but not limited to non-satisfaction of any Conditions by the Company), the Company shall reimburse the Investors for their respective fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement provided that such fees and expenses for Investor 2 shall not exceed RMB 700,000 and such fees and expenses for Investor 1 shall not exceed RMB 3,000,000.

11.2	Taxes

Except as otherwise provided in this Agreement, each of the parties shall be responsible for its own Tax liabilities arising from (i) the Subscription under this Agreement and the other Transaction Documents; and (ii) any future exit out or disposal of shares of the Group. For the avoidance of doubt, the Company shall not be responsible for any Tax Liabilities arising from the Reorganization.

12	GENERAL

12.1	Amendment

An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

12.2	Waiver

The failure to exercise or the delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of such right or remedy. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.3	Remedies not exclusive

Each party's rights and remedies contained in this Agreement are cumulative and not exclusive of other rights or remedies provided by law.

12.4	Survival

Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

12.5	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement.

12.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

12.7	Further assurance

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the other parties for giving full effect to this Agreement and the other Transaction Documents. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 12.7.

13	ENTIRE AGREEMENT

13.1	This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

13.2	Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any of the other parties other than the Warranties or as set out in this Agreement or the other Transaction Documents.

13.3	Nothing in this Clause 13 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

14	ASSIGNMENT

14.1	Assignment by Investors

Each Investor (and its successors and assigns) may not, without the consent of the Company, assign the benefit of all or any of its rights to any third parties other than (a) its Affiliates under this Agreement and (b) following Completion, any third-party transferee of such Investor permitted under the Shareholders Agreement.

15	NOTICES

15.1	Format of notice

A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

15.1.1	in writing;

15.1.2	in English or Chinese; and

15.1.3	delivered personally or sent by a reputable international courier (e.g. FedEx, DHL) to the party due to receive the Notice at its address set out in Clause 15.3 or to such other addressee, or address as the party due to receive the Notice may specify by giving the other party due to send the Notice not less than five (5) Business Days' written notice before the Notice was despatched.

15.2	Delivery of notice

Unless there is evidence that it was received earlier, a Notice is deemed to have been duly given if:

15.2.1	delivered personally, at the time its written receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

15.2.2	sent by a reputable international courier, three (3) Business Days after posting it.

15.3	Address

The address referred to in Clause 15.1.3 is:

Name of party	Address	Marked for the attention of

Company	16F Tower B Fairmont, No.1Building, 33#Community,Guangshu n North Street, Chaoyang District, Beijing 100102 CHINA	Yang Eric Qing

Investor 1	1505 West Tower, Twin Towers, B-12 Jianguomenwai Avenue, Chaoyang District, Beijing, China	Chen Xian

Investor 2	35F, Tengda Plaza, No.168 Xizhimenwai Street, Haidian District, Beijing, China.	Fan Tai

16	GOVERNING LAW AND JURISDICTION

16.1	Governing law

This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

16.2	Arbitration

Any dispute arising from or connected with this Agreement including, without limitation, a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity shall be settled by arbitration by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in effect at the time of application for arbitration. The place of arbitration and the place of oral hearing shall be Hong Kong. The arbitral award made by HKIAC shall be final and binding upon the parties. The arbitration proceedings shall be conducted in English.

16.3	Appointment of arbitrators

The arbitration tribunal shall consist of three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third (3rd) arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the first two (2) arbitrators so appointed. If either the claimant or the respondent fails to select an arbitrator or the parties fail to agree on the choice of the third (3rd) arbitrator, HKIAC shall make the appointment on their behalf.

16.4	Interim relief

Notwithstanding this Clause 16, any party may apply for a preservation order or seek other interim relief in any court of competent jurisdiction.

16.5	Effect of this Agreement during arbitration

During the conduct of any arbitration proceedings pursuant to this Clause 16, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

16.6	Specific performance

Each of the parties agree that if any of the undertakings, covenants or agreements contained in this Agreement are not performed or complied with in accordance with their specific terms or are otherwise breached, irreparable damage could occur to the non-breaching party or parties, no adequate remedy at law could exist and damages could be difficult to determine. Accordingly, the each of the parties shall be entitled to seek specific performance of the terms hereby by the Company and each other party and immediate preliminary or permanent equitable or injunctive relief, without posting bond or other security.

17	GOVERNING LANGUAGE

This Agreement is written in English. If this Agreement is translated into any other language, the English version shall prevail.

SCHEDULE 1

INFORMATION ABOUT THE COMPANY

AND THE SUBSIDIARIES

PART A: THE COMPANY

1.	Registered number: 283325

2.	Place of incorporation: the Cayman Islands

3.	Address of registered office: P.O Box 309, Ugland House, Grand Cayman, KY1- 1104 Cayman Islands

4.	Type of company: exempted company

5.	Authorised share capital: 1,000,000,000 Shares of a single class each with a par value of US$ 0.00005 each

6.	Issued share capital: 200,000,000 Ordinary Shares with a par value of US$ 0.00005 each

7.	Shareholders:

(1)	FounderCo 1A, holding 51,391,864 Ordinary Shares of the Company which represents 25.70% per cent of the issued and allotted shares of the Company

(2)	FounderCo 1B, holding 24,857,142 Ordinary Shares of the Company which represents 12.43% per cent of the issued and allotted shares of the Company

(3)	FounderCo 2, holding 57,549,680 Ordinary Shares of the Company which represents 28.77% per cent of the issued and allotted shares of the Company

(4)	FounderCo 3, holding 30,827,444 Ordinary Shares of the Company which represents 15.41% per cent of the issued and allotted shares of the Company

(5)	FounderCo 4, holding 14,598,436 Ordinary Shares of the Company which represents 7.30% per cent of the issued and allotted shares of the Company

(6)	FounderCo 5, holding 10,282,210 Ordinary Shares of the Company which represents 5.14% per cent of the issued and allotted shares of the Company

(7)	FounderCo 6, holding 10,493,224 Ordinary Shares of the Company which represents 5.25% per cent of the issued and allotted shares of the Company

8.	Directors:

(1)	Zhang Rongming

(2)	Liu Jiang

(3)	Yang Eric Qing

(4)	Ng Kwok Leung

PART B: THE SUBSIDIARIES

Name of the Subsidiaries	Place of incorporation	Address of registered office	Share Capital	Percentage of controlling interest held by the Company

Lianzhong International Company Limited	British Virgin Islands	P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola,British Virgin Islands	Authorised share capital :US$780,000; Issued share capital: US$780,000	100%

Lianzhong Treasury Land Co. Ltd.	British Virgin Islands	P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola,British Virgin Islands	Authorised share capital :US$ 50,000; Issued share capital: US$100	100%

Shanghai Lianzhong Ji ayuan Compu ter Technology Co., Ltd	PRC	Room 3145, No.6 Building, 4988 Cao'an Road, Jiading District, Shanghai	Registered capital:RMB10 million	100%

Beijing Yaolian Interactive Cultural Propagation Co. Ltd.	PRC	No. 7, Juyuan West Road, Mapo Village, Shunyi District, Beijing	Registered capital:RMB2 million	51%

SCHEDULE 2

SHARE CAPITALISATION

PART A

SHARE CAPITALISATION IMMEDIATELY BEFORE THE CHANGE OF

SHAREHOLDING STRUCTURE

Shareholder	No. of Shares	Type of Shares	Ownership Percentage
FounderCo 1A	53,580,000	Ordinary Shares	26.79%
FounderCo 1B	17,400,000	Ordinary Shares	8.70%
FounderCo 2	60,000,000	Ordinary Shares	30%
FounderCo 3	32,140,000	Ordinary Shares	16.07%
FounderCo 4	15,220,000	Ordinary Shares	7.61%
FounderCo 5	10,720,000	Ordinary Shares	5.36%
FounderCo 6	10,940,000	Ordinary Shares	5.47%

PART B

SHARE CAPITALISATION AS OF SIGNING

Shareholder	No. of Shares	Type of Shares	Ownership Percentage
FounderCo 1A	51,391,864	Ordinary Shares	25.70%
FounderCo 1B	24,857,142	Ordinary Shares	12.43%
FounderCo 2	57,549,680	Ordinary Shares	28.77%
FounderCo 3	30,827,444	Ordinary Shares	15.41%
FounderCo 4	14,598,436	Ordinary Shares	7.30%
FounderCo 5	10,282,210	Ordinary Shares	5.14%
FounderCo 6	10,493,224	Ordinary Shares	5.25%

PART C

SHARE CAPITALISATION IMMEDIATEDLY AFTER COMPLETION

Shareholder	No. of Shares	Type of Shares	Ownership Percentage
FounderCo 1A	51,391,864	Ordinary Shares	17.99%
FounderCo 1B	24,857,142	Ordinary Shares	8.70%
FounderCo 2	57,549,680	Ordinary Shares	20.14%
FounderCo 3	30,827,444	Ordinary Shares	10.79%
FounderCo 4	14,598,436	Ordinary Shares	5.11%
FounderCo 5	10,282,210	Ordinary Shares	3.60%
FounderCo 6	10,493,224	Ordinary Shares	3.67%
Investor 1	57,142,856	Series A Preferred Shares	20.00%
Investor 2	28,571,428	Series A Preferred Shares	10.00%

PART D

SPECIAL DIVIDENDS

Shareholder	Dividends
FounderCo 1A	US$ Equivalent of RMB 86,987,189.48
FounderCo 2	US$ Equivalent of RMB 97,426,067.91
FounderCo 3	US$ Equivalent of RMB 52,189,845.56
FounderCo 4	US$ Equivalent of RMB 24,713,096.39
FounderCo 5	US$ Equivalent of RMB 17,398,347.21
FounderCo 6	US$ Equivalent of RMB 17,783,829.68

SCHEDULE 3

COMPLETION REQUIREMENTS

1.	Company's obligations

1.1	At Completion, the Company shall deliver or procure to be delivered to the Investors:

1.1.1	(if not already delivered) evidence in a form reasonably satisfactory to the Investors of the satisfaction of the Conditions in Clauses 3.1.1 to 3.1.7, as evidenced by a certificate from the Company dated as of the Completion Date signed by a director of the Company);

1.1.2	employment contract signed by the Key Managers and the WFOE including provisions on non-competition, confidentiality;

1.1.3	(if not already delivered) as evidence of the authority of each person executing a document referred to in this schedule on the Company's behalf:

(1)	a copy of the resolution of or the minutes of a duly held meeting of the directors of the Company (or a duly constituted committee thereof) authorising the execution, delivery and performance by the Company of the document; or

(2)	a copy of the power of attorney conferring the authority, in each case certified to be a true copy by a director or the secretary of the Company;

1.1.4	the new share certificate(s) to be issued in the name of the Investors in respect of their respective Subscription Shares;

1.1.5	the register of members of the Company evidencing the registration of the Investors as shareholders of the Company and their respective legal ownership of the Subscription Shares or a copy certified to be a true copy by the Company's service provider;

1.1.6	a copy of unanimous written resolutions of the shareholders of the Company to (i) approve 85,714,284 of 1,000,000,000 ordinary shares of a par value of US$0.00005 each be re-designated and re-classified as Series A Preferred Shares of a par value of US$0.00005 each such that the authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a par value of US$0.00005 each consisting of 914,285,716 ordinary shares of a par value of US$0.00005 each and 85,714,284 Series A Preferred Shares of a par value of US$0.00005 each (ii) adopt the Articles of Association containing the rights, powers and preferences of the Series A Preferred Shares set out under Schedule 8; (iii) appoint the Investor Directors to the Board; (iv) authorise the register office provider of the Company to file the change of authorised capital of the Company and the Articles of Association with the register office provider of Company in the Cayman Islands; and (v) approve the declaration and payment of the Special Dividend;

1.1.7	a copy of the resolutions of the Board of the Directors of the Company in the agreed form approving the execution, delivery and performance of this Agreement, each of the other Transaction Documents to which the Company is a party and the issue of the Subscription Shares;

1.1.8	evidence that the Company is in good standing with the register of the Company as at 29 January 2014;

1.1.9	a legal opinion from Maples and Calder, the Company's Cayman Islands counsel dated as of the Completion Date in the form and substance satisfactory to the Investors;

1.1.10	a certificate of incumbency issued by the register office provider of the Company dated as of the Completion Date in the form and substance satisfactory to the Investors;

1.1.11	a copy of duly signed resignation letters from each of Mr. Liu and Mr. Zhang as directors of the VIE;

1.1.12	a copy of the duly executed employment agreement between the WFOE and each of Mr. Eric Yang (杨庆) and Mr. Frank Ng (伍国樑);

1.1.13	a copy of each of the 2011 Draft Audited Accounts and 2012 Draft Audited Accounts;

1.1.14	a copy of the PRC Legal opinion issued by King and Wood Mallesons, the Company’s PRC counsel, dated as of the Completion Date, which in form and substance conforms to the opinion set forth in Schedule 13; and

1.1.15	Meeting Minutes regarding the Special Dividend.

2.	Investors’ Obligations

At Completion, each Investor shall respectively deliver or procure to be delivered to the Company:

2.1	its Subscription Price to the Company in US Dollars by transfer of immediately available funds to the Company's Bank Account and document from its bank evidencing the Subscription Price has been wired to the Company;

2.2	copies of the resolutions of the board of directors of such Investor approving the execution, delivery and performance of this Agreement, and each of the other Transaction Documents to which such Investor is a party; and

2.3	a Consent and Waiver in respect of the Special Dividends in form and substance conforms to Schedule 14.

SCHEDULE 4

WARRANTIES

Table of Contents

No.	Subject Matter

1.	Capacity and Authority	36
2.	Information	36
3.	Shares and Subsidiaries	37
4.	Accounts	38
5.	Changes since the balance sheet date	39
6.	Tax	40
7.	Assets and Properties	41
8.	Intellectual Property	41
9.	Agreements	42
10.	Employees	43
11.	Pensions, Social Insurance Funds and Social Welfare Schemes	43
12.	Liabilities	44
13.	Permits	44
14.	Effect of Sale	44
15.	Bankruptcy, Insolvency, Winding up etc.	44
16.	Litigation and Compliance with Law	45

1	CAPACITY AND AUTHORITY

The Company is duly incorporated and registered under the laws of Cayman Islands, is in good standing and has been in continuous existence since its incorporation.

1.1	Each Non-PRC Group Company is duly incorporated as a limited liability company under the respective laws of its jurisdiction of incorporation and has been in continuous existence since its incorporation.

1.2	Each PRC Group Company is duly established as a company under the laws of the PRC and has been in continuous existence since its registration.

1.3	The Company has the right, power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement and each other Transaction Document to which it is a party. The Company has the power and authority to allot and issue the Subscription Shares in accordance with the terms of this Agreement and all actions on the part of the Company necessary for the issuance of the Subscription Shares have been taken or will be taken prior to Completion.

1.4	Each Group Company has the right, power and authority to own its assets and properties and to conduct its business as conducted and as proposed to be conducted on the date on which this Warranty is given.

1.5	The Company's obligations under this Agreement and each other Transaction Document to which it is a party are, or when the relevant document is executed will be, valid, legal and binding, and enforceable in accordance with their terms.

1.6	As at the Completion Date, the Company has obtained all necessary corporate approvals and authorisations in relation to the transaction contemplated by this Agreement. All consents, approvals, orders or authorizations of; or registrations, qualifications, designations, declarations or filings with, any Government Authority or any other competent corporate authority required in connection with the execution, delivery and performance by the Company of this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby have been obtained.

1.7	The copies of the charter documents of each Group Company, each of which is effective as of the date hereof and has not been superseded. All legal and procedural requirements and other formalities concerning such charter documents have been duly and properly complied with in all material respects.

1.8	The registers of mortgages and charges, register of shareholders, register of directors, resolutions and all other material corporate documents of each Group Company have been maintained in accordance with Applicable Laws.

2	INFORMATION

2.1	The Company has fully provided the Investors with all the information that the Investors have reasonably requested. No representation or warranty by the Company in this Agreement and no information or materials provided by the Company to the Investor in connection with its due diligence investigation of the Company or the negotiation and execution of this Agreement contains or will contain any untrue statement or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The information contained in any written communication supplied to the Investors or any of their advisors by or on behalf of the Company in the course of the negotiations leading to this Agreement is true, accurate and not misleading.

3	SHARES AND SUBSIDIARIES

3.1	As at the date of this Agreement, the authorised share capital of the Company is US$50,000 divided into 1,000,000,000 ordinary shares of a par value of US$0.00005 each of which 200,000,000 ordinary shares of a par value of US$0.00005 are in issue and have been duly authorised, validly issued and have been allotted and issued as fully paid and non-assessable (meaning no further sums are required to be paid by the holders thereof) free from any Encumbrances. Part A of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at the date of this Agreement, all holders of Shares or other rights convertible or exchangeable into shares of the Company, together with the number held by each of them.

3.2	As at Completion, 85,714,284 of 1,000,000,000 ordinary shares of a par value of US$0.00005 each will be re-designated and re-classified as Series A Preferred Shares of a par value of US$0.00005 each such that the authorised share capital of the Company will be US$50,000 divided into 1,000,000,000 shares of a par value of US$0.00005 each consisting of 914,285,716 ordinary shares of a par value of US$0.00005 each and 85,714,284 Series A Preferred Shares of a par value of US$0.00005 each. Part C of Schedule 2 sets out a true, complete, accurate and not misleading list of equity holders of the Company, as at Completion immediately after the allotment and issue of the shares of the Company, together with the number held by each of them.

3.3	Except as disclosed in the Disclosure Letter, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

3.4	The Company is a holding company and save for its holding of 100 percent of the share capital in the HKCo, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities or engage any employees.

3.5	The HKCo is a holding company and save for its holding of 100 percent of the share capital in WFOE, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities or engage any employees.

3.6	The entire registered capital of each PRC Group Company is legally and beneficially owned by its relevant shareholders as shown in Part B of Schedule 1, and has been fully, validly and punctually paid-up in accordance with its articles of association and PRC Applicable Laws and has been verified as being fully, validly and punctually paid up by a duly qualified accountant registered in the PRC. Save for the Subsidiaries shown in Part B of Schedule 1, the Company does not own any Equity Securities of, or other direct or indirect interest of any kind in, any other person.

3.7	The WFOE has entered into VIE Agreements with the VIE Entity and the VIE Entity’s shareholders.

3.8	Except that the VIE Entity’s shareholders are obliged to respectively pledge their shares of the VIE Entity in favour of the WFOE pursuant to the VIE Agreements, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of the Shares or Equity Interests in the capital of any Group Company.

3.9	Other than this Agreement, there is no agreement, arrangement or obligation requiring the issue, transfer, redemption or repurchase of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repurchase of, the Equity Securities of any Group Company (including, without limitation, an option or right of pre-emption or conversion into Shares or any share or equity interest in the capital of any Group Company).

3.10	The information set out in Schedule 1 is true, complete, accurate and not misleading.

3.11	The Subscription Shares when issued and paid for as provided in this Agreement will be duly validly issued, fully paid and non-assessable. The Subscription Shares are and will be free of Encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement, the Articles of Association, the Shareholders Agreement and any applicable securities or corporate laws.

3.12	Each Group Company has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets.

4	ACCOUNTS

4.1	In respect of the unaudited consolidated financial statements of each Group Company delivered to the Investors (including balance sheets, cash flow statements and income statements) from the inception of each Group Company to October 31, 2013 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”, and October 31, 2013, the “Balance Sheet Date”), the Financial Statements are accurate and complete in all material respects and present fairly the financial position of each of the Group Companies as of the respective dates thereof and the results of operations of such Group Company for the periods covered thereby.

4.2	The 2013 Draft Audited Accounts have been prepared on a proper and consistent basis in accordance with Applicable Laws and International Financial Reporting Standards. The 2013 Draft Audited Accounts will conform with the 2013 Audited Accounts in any and all material aspects.

4.3	No change in accounting policies has been made from each of the two financial years immediately preceding 31 December 2013 in preparing the 2013 Audited Accounts, except as stated in the adjusted balance sheet and profit and loss account for such financial year.

4.4	The 2013 Draft Audited Accounts are true and accurate and show a true and fair view of the assets, liabilities and financial position and affairs of the PRC Group Companies as at 31 December 2013 respectively, and of the profits and losses of the PRC Group Companies for the financial year ended 31 December 2013, respectively. The 2013 Draft Audited Accounts disclose and make full provision or reserve for or note (i) all 1iabilities, including all contingent, unqualified or disputed 1iabilities, of the relevant Group Company; and (ii) all capital and other commitments of the relevant Group Company.

5	CHANGES SINCE THE BALANCE SHEET DATE

Since the Balance Sheet Date and as of the date of this Agreement, with respect to each of the Group Companies, other than the transactions as contemplated in accordance with the Transaction Documents,

5.1	each Group Company's business has been operated in the ordinary course as a going concern and there not been any interruption or alteration in the nature, scope or manner of the business of the Group as a whole;

5.2	there has been no Material Adverse Change to the Group taken as a whole;

5.3	no material adverse change other than in the ordinary course of business of any Group Company has occurred in the assets and liabilities shown in the 2013 Draft Audited Accounts;

5.4	each Group Company has not declared, paid or made a dividend or distribution other than the Domestic Dividend;

5.5	each Group Company has not allotted, issued, repurchased or redeemed any share or registered capital or made an agreement or arrangement or undertaken an obligation to do any of those things except for performing their obligations under the Transaction Documents; and

5.6	except as disclosed in the Disclosure Letter, there has not been:

(i)	any failure by any Group Company to pay its creditors in the ordinary course of business;

(ii)	any expenditure or other purchase of tangible assets in excess of RMB1,000,000, or make any expenditure or other purchase of intangible assets (including equity securities in any Group Company) in excess of RMB3,000,000, other than the purchase of game products not in excess of RMB5,000,000 for any single item, or make any investment in securities, futures and any financial derivative;

(iii)	any merger or consolidation with any other company or acquisition of or by another company or formation of any non-wholly owned subsidiary of the Group which exceeds RMB3,000,000, other than the acquisition of or investment in companies that own game products not in excess of RMB5,000,000 for any single item;

(iv)	any resignation, threatened resignation or termination of any senior management members of any Group Company or any change of the legal representative of any Group Company that may have a material adverse effect on the operations of the Company;

(v)	any reduction in the value of the net tangible assets of the Group as a whole on the basis of the accounting valuations adopted in the 2013 Draft Audited Accounts (other than normal depreciation and amortization);

(vi)	other than in the ordinary course of business consistent with past practice, any assignment, grant of an exclusive license under or grant of a covenant not to sue in respect of any Intellectual Property Rights, or abandonment or lapse of any Intellectual Property Rights owned by a Group Company; or

(vii)	any agreement or commitment by any Group Company to do any of the things described in this paragraph 5.6 of Schedule 4.

6	TAX

6.1	Each Group Company has paid all Tax which it has become liable to pay as required by the Government Authorities or which it is obligated to withhold and remit from any amounts owing to any employee, creditor, customer or third party and is not, and has not been, liable to pay any penalty, surcharge, fine or interest in connection with Tax.

6.2	To the knowledge of the Company, no Group Company is involved in any dispute with any Government Authority in relation to Tax which involves any Group Company.

6.3	No Group Company is or has at any time been in violation of any Applicable Law regarding Tax, which may result in material liability or criminal or administrative sanction or otherwise have a material adverse effect on any Group Company. To the knowledge of the Company, no Group Company has been, or currently is, the subject of any examination or investigation by any Tax Government Authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved. To the knowledge of the Company, no claim has been made by any Tax Government Authority in a jurisdiction where any Group Company does not file Tax returns that such Group Company is subject to taxation by that jurisdiction.

6.4	Each Group Company has duly and timely filed all Tax returns that are required to have been filed by it with any Government Authority. All Tax returns and reports submitted by each Group Company are true and correct in all material respects and all records relating to Tax returns or to the preparation thereof required by Applicable Laws to be maintained by the Group have been duly maintained.

6.5	The execution and performance of the transactions contemplated by this Agreement or the Shareholders Agreement or the carrying out of any transaction pursuant to any provision of this Agreement or the Shareholders’ Agreement, will not result in any Tax treatment, benefits or exemptions enjoyed by the Group under Applicable Laws or otherwise being eliminated or reduced, or render the Group liable for any, or any additional, Tax, except for stamp duties and Taxes payable due to the transaction itself.

6.6	The 2013 Draft Audited Accounts make full provision or reserve in respect of any period ended on or before 31 December, 2013 for all Tax assessed or liable to be assessed on the Group or for which the Group is accountable as at 31 December, 2013.

7	ASSETS AND PROPERTIES

Each Group Company owns or possesses sufficient legal rights to all properties and assets, as are necessary to the conduct of such Group Company’s business as now conducted, without any material conflict with, or infringement of, the rights of others. Each of the Group Companies has good and marketable title to its properties and assets subject to no Encumbrance except as disclosed in the Disclosure Letter and except as provided under the VIE Agreements. With respect to the property and assets it leases, each of the Group Companies is in compliance with such leases in material aspects and each of the Group Companies holds valid and stable leasehold interests in such assets.

8	INTELLECTUAL PROPERTY

8.1	Each of the material Intellectual Property Rights is (a) either (i) owned exclusively and without any Encumbrance by a Group Company or (ii) legally granted to the relevant Group Company pursuant to a valid licence which is not terminable as a result of the transactions contemplated by this Agreement; and (b) valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid or enforceable, including without limitation the filing and maintenance of registrations with the appropriate authorities. No Group Company is under any obligation, either contractual or legal, that restricts in any manner the use, transfer or licensing of its Intellectual Property Rights which could cause material adverse effect to the Company. The Disclosure Letter contains a list of Intellectual Property Rights used in the conduct of the Group’s business and the Intellectual Property Rights include all the Intellectual Property necessary and sufficient to conduct the business of the Group as currently conducted and, to the knowledge of the Company, as proposed to be conducted.

8.2	Except as disclosed in the Disclosure Letter, (i) the activities of each Group Company have not infringed, misappropriated, misused, violated or otherwise made use of without authorisation the Intellectual Property of a third party, and (ii) no civil, criminal, arbitration, administrative or other proceeding or dispute, claim or complaint has been filed or made by a third party alleging that the activities of any Group Company have infringed, misappropriated, misused or violated the Intellectual Property of a third party or otherwise disputing the right of any Group Company to use any Intellectual Property Right, which may have material adverse effect .

8.3	Except as disclosed the Disclosure Letter, any and all Intellectual Properties necessary and material for the Group Companies’ business as now conducted have been independently developed or legally acquired and duly owned by the Group, free and clear of Encumbrances and without material conflict with or infringement of the rights of others in material aspects, and the Group Companies have a valid right or license to use such Intellectual Properties. The Disclosure Letter contains a complete list of Intellectual Properties of the Group Companies.

8.4	Except as disclosed in the Disclosure Letter and those taking place in the ordinary business of the Group, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Properties used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Intellectual Properties, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements.

8.5	Except as disclosed in the Disclosure Letter, registration of computer software copyright for all on-line games operated by the Group (including games owned by the Group or third parties) have been completed.

8.6	No civil, criminal, arbitration, administrative or other proceeding or dispute, claim or complaint has been made by a third party alleging that the activities of any Group Company do not comply with applicable data protection and privacy laws, nor is the Company aware of any basis for any such allegation.

9	AGREEMENTS

9.1	To the knowledge of the Company and except as disclosed in the Disclosure Letter, no fact or circumstance exists which might invalidate or give rise to a ground for termination of any material agreement, arrangement or obligation to which any Group Company is a party. All of these material contracts are valid and enforceable by the relevant Group Company, as applicable, in accordance with their respective terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally.

9.2	Neither a Group Company nor any party with whom any Group Company has entered into any agreement, arrangement or obligation is in material breach of such agreement, arrangement or obligation.

9.3	During the three years prior to the execution of this Agreement, no Group Company has been a party to any transaction to which any of the Group Company is or has been a party which may give rise to a claim for setting aside under any applicable statute or legislation or otherwise howsoever.

9.4	There are no contracts concerning any Group Company that can be terminated or that have been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in control of any Group Company or in the composition of the board of directors of a Group Company.

9.5	There are no material contracts or obligations, agreements, arrangements or concerted practices to which any Group Company is a party or by which any Group Company is bound, that are void, illegal, unenforceable or that contravene any applicable Laws.

9.6	Except as disclosed in the Disclosure Letter, (i) there are no agreements, understandings, transactions or proposed transactions between any Group Company on the one hand and any of its Related Parties on the other hand; (ii) no Related Party of any Group Company is indebted to any Group Company, nor is any Group Company indebted, or committed to make loans or extend or guarantee credit, to any of them; (iii) no Related Party of any Group Company has any direct or indirect ownership in any business entity with which any Group Company is affiliated or with which any Group Company has a business relationship, or any business entity that competes with any Group Company, other than passive shareholdings of less than 1% in publicly listed companies; and (iv) no such person is, directly or indirectly, interested in any agreement with any Company.

10	EMPLOYEES

10.1	Each PRC Group Company has duly entered into legal and valid written employment contracts with all of its employees in accordance with Applicable Laws.

10.2	Except as disclosed in the Disclosure Letter, each Group Company has, in relation to its current employees or workers, complied with Applicable Laws in material aspects and has no outstanding liability for termination of any employment contract.

10.3	To the knowledge of the Company, no member of the Key Managers intends to terminate their employment with any Group Company. No Group Company has a present intention to terminate the employment of any of the foregoing other than pursuant to the Reorganization.

10.4	The execution and performance of the transactions contemplated by this Agreement or the Shareholders’ Agreement or the carrying out of any transaction pursuant to any provision of this Agreement or the Shareholders’ Agreement, will not (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company; (ii) increase or enhance any benefits payable to any employee or director of any Group Company; or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any employee or former employee of any Group Company.

10.5	The relevant Group Company has entered into employment agreements including provisions on non-competition, confidentiality with the Key Managers and head of each division or business department of the Company in accordance with form employment agreement previously provided to the Investors.

11	PENSIONS, SOCIAL INSURANCE FUNDS AND SOCIAL WELFARE SCHEMES

11.1	Except for the mandatory social insurance funds (including pension, medical, unemployment, work-related injury and maternity insurance) and housing funds provided under PRC Applicable Laws to which the PRC Group Companies are subject, none of the PRC Group Companies is under any legal or contractual obligation to pay any other welfare benefit to any of its directors, managers or employees. Except as required by Applicable Laws, no Group Company is a party to or bound by any currently effective pension or stock option scheme (other than the 8.7% Share Options and the Management Incentive Shares).

11.2	Except as disclosed in the Disclosure Letter, all payments and contributions, relating to, the mandatory social insurance funds (including pension, medical, unemployment, work related injury and maternity insurance) and housing funds provided under PRC Applicable Laws which are required to be made by each PRC Group Company on behalf of its employees and by its respective employees have been duly paid.

11.3	Except for the Management Incentive Shares and the 8.7% Share Option, there are no outstanding employee stock option plan, share incentive plan or other kind of option, warrant, purchase rights which could be exercised, or exchanged for the shares or equity interests of any of the Group Company.

12	LIABILITIES

12.1	Except as disclosed in the 2013 Draft Audited Accounts or in the Disclosure Letter, each Group Company has no outstanding and has not agreed to incur any borrowings or indebtedness in the nature of borrowings from a third party and there are no mortgages, charges, liens or other Encumbrances on the assets or real estate of any Group Company.

12.2	Each Group Company is not liable under a guarantee, indemnity, security or other agreement to secure or incur a financial or other obligation with respect to a third party's obligation. Except as disclosed in the Disclosure Letter, no loans have been made by or on behalf of any Group Company to any directors or shareholders of any Group Company and no person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Company.

12.3	With respect to each of the Group Company, there are no liabilities or payment obligations which have not been reflected in the Financial Statements of the Group.

13	PERMITS

13.1	Except as disclosed in the Disclosure Letter, each Group Company has obtained all, and has complied in all material respects with the terms and conditions of each of the, Permits required in respect of the its due and proper establishment and business operations from the relevant Government Authorities.

13.2	Except as disclosed in the Disclosure Letter, each Permit is in full force and effect, valid and subsisting. To the knowledge of the Company, no Permit material to the operation of any Group Company's business will be revoked, suspended, cancelled, varied or not renewed. No Group Company has received any letter or other communication from any Government Authority threatening or providing notice of revocation of any Permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

13.3	Except as disclosed in the Disclosure Letter, each of the Group Companies has made and completed all filing procedures for the all online games offered by the relevant Group Company in the PRC with the MOC, the General Administration of Press and Publication in the PRC in accordance with the Applicable Laws in the PRC.

14	EFFECT OF SALE

Neither the execution nor the performance of this Agreement will conflict with or result in a breach of: (a) the constitutive documents of any Group Company; (b) any material agreement, arrangement, instrument, document or obligation to which any Group Company is a party; or (c) any laws, regulations, rules or orders to which any Group Company is subject.

15	BANKRUPTCY, INSOLVENCY, WINDING UP ETC.

15.1	No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganisation of any Group Company and no Group Company is bankrupt or insolvent.

15.2	The Group as a whole is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

16	LITIGATION AND COMPLIANCE WITH LAW

16.1	Except as disclosed in the Disclosure Letter, each Group Company has not, during the three (3) years prior to the date on which this Warranty is given, been involved (either as plaintiff or defendant) in a civil, criminal, arbitration, administrative or other proceeding (“Litigation”), and to the knowledge of the Company, no fact or circumstance exists which might give rise to such Litigation involving any Group Company. No shareholder (to the knowledge of the Company) or equity interest holder of any Group Company, director or legal representative of any Group Company or Key Managers of any Group Company is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, that has had or may have a loss on any Group Company.

16.2	To the knowledge of the Company, there has not been any investigation, enquiry or disciplinary proceeding by any Government Authorities concerning any Group Company.

16.3	None of the Group Company is or has at any time been in violation of any Applicable Law which may result in any liability or criminal or administrative sanction or otherwise have a material adverse effect on the ability of any Group Company to conduct its business as currently conducted or as contemplated to be conducted or any future listing plan of any Group Company.

16.4	Each Group Company has at all times carried on its business in compliance in all material respects with all Applicable Laws. The online games offered by the Group within the PRC has complied with the content requirements under the Applicable Laws in the PRC in all material aspects.

16.5	Each of the Group Companies (i) has fully complied with, and the online games offered by the Group do not constitute gambling activities prohibited under, the Applicable Laws in the PRC in relation to gambling activities, including but not limited to the Notice on Regulating Operation Order of Online Games and Inspection of Gambling via Online Games (关于规范网络游戏经营秩序查禁利用网络游戏赌博的通知 ), the Notice on Strengthening the Administration of Online Game Virtual Currency (关于加强网络游戏虚拟货币管理工作的通知) and the Interim Measures for the Administration of Online Games (网络游戏管理 暂行办法) issued by the relevant Government Authority of the PRC; (ii) has not conducted any acts prohibited by such Applicable Laws in its operation of online games and has not offered or promoted its online games as a tool for gambling and (iii) has not, directly or indirectly, either alone or in conjunction with or on behalf of any other person, established, operated or become interested in any person that operates a business involving the trading of virtual currency or tokens , other than the legal sale of virtual currency or tokens, including of the Company, in the ordinary course of the Company’s business of operating online games.

16.6	The VIE Agreements (individually or taken together) do not violate any Applicable Laws.

16.7	Each step undertaken by the Group under the Reorganization (other than the Post-Completion Reorganization Steps) has been carried out in compliance with all Applicable Laws and all Permits with respect to such actions have been obtained from the Government Authorities.

16.8	There is no Government Authority or other person that has:

(i)	requested any information in connection with or instituted any legal proceedings, arbitration or administrative proceedings or regulatory or other inquiry against any Group Company or Founder to restrain, prohibit or otherwise challenge the Subscription or any of the transactions contemplated under this Agreement;

(ii)	proposed or enacted any statute or regulation that would prohibit, materially restrict or materially delay implementation of the Subscription or the operation of any Group Company after the Completion.

16.9	As of Completion, each holder or beneficial owner of Equity Securities of a Group Company who is a “Domestic Resident” as defined in Notice 75 and is subject to any of the registration or reporting requirements of Notice 75, has complied with all reporting and/or registration requirements, and has made the preliminary filings, registrations, reporting under Notice 75. No Group Company has nor has any such holder of Equity Securities, received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with any rules and regulations of SAFE.

16.10	To the knowledge of the Company, none of the Non-competition Founders or their respective Affiliates has, directly or indirectly, either alone or in conjunction with or on behalf of any other person, established, operated, been employed or become interested in any person that operates the Business (other than a shareholdings of less than 50% of the Equity Securities of such person; provided that the relevant Non-competition Founder is not the single largest holder of Equity Securities in such company and does not have effective control over such company, either through the power to appoint a majority of the members of the board of directors or similar governing body of such company, through contractual arrangements or otherwise).

16.11	Each of the VIE Agreements has been duly authorized, executed and delivered by the parties thereto and, individually and collectively, constitute legal, valid and binding agreements, enforceable by the parties thereto in accordance with their respective terms. No Permit from any person (including any Government Authority or any court) is required for the performance of the obligations under any VIE Agreements by the parties thereto, other than the share registration and share transfer under the Equity Pledge Agreement. There is no legal or governmental proceeding, inquiry or investigation pending against any Group Company in any jurisdiction challenging the validity of any of the VIE Agreements and, to the Knowledge of the Company, no such proceeding, inquiry or investigation is threatened or contemplated in any jurisdiction. The execution, delivery and performance of each of the VIE Agreements by the parties thereto do not result in a breach or violation of any of the terms and provisions of the constitutional documents or the business license of any Group Company. Each of the VIE Agreement is of full force an effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such VIE Agreement.

16.12	None of the Group’s on-line games has features that allow real-world currencies to be used in such online games in the Group Company’s online products.

SCHEDULE 5

ACTION PENDING COMPLETION

Each of the Company undertakes to ensure that, unless with the prior consent of the Investors or otherwise contemplated under the Transaction Documents, each Group Company will, between the execution of this Agreement and the Completion Date:

1.	except for the incentive plan as provided in the Transaction Documents, not increase or reduce its share capital or registered capital, or grant, issue redeem, split or repurchase any Equity Securities, or agree, arrange or undertake to do any of those things, including but not limited to incentive options to be granted to directors, senior management or employees of any Group Company;

2.	not acquire or dispose of, or agree to acquire or dispose of, any interest in a company or other person, or invest, amalgamate, merge or consolidate with any company, business undertaking or other person, enter into any demerger transaction, change the Control or legal form of any Group Company or participate in any other type of corporate reconstruction;

3.	operate its business in the ordinary course so as to maintain that business as a going concern;

4.	not acquire or dispose of, or agree to acquire or dispose of, any tangible assets or business except in the ordinary course of its business, in excess of RMB 1,000,000, or any intangible assets or business in excess of RMB 3,000,000, or assume or incur, or agree to assume or incur, any liability, obligation or expense (actual or contingent) except in the ordinary course of its business;

5.	not make, or agree to make capital expenditure, or incur, or agree to incur, any commitments involving capital expenditure exceeding RMB 2,000,000 (other than as provided in the approved annual budget or business plan);

6.	not declare, pay or make a dividend or distribution, except for the Special Dividend as stated in the Agreement;

7.	not pass a board or shareholders' resolution (except as required to implement the provisions of this Agreement) other than in the ordinary course of business;

8.	not amend or modify its articles of association or other constitution document;

9.	not create, or agree to create, any Encumbrance over the Property or redeem, or agree to redeem or amend, any existing Encumbrance over the Property or another asset in excess of RMB 2,000,000 other than (i) in the ordinary course of business and (ii) by a PRC Group Company for the benefit of another PRC Group Company;

10.	not (i) lend any money to a third party or incur any borrowings or indebtedness in the nature of borrowings, (ii) amend the terms of any of its borrowings or indebtedness in the nature of borrowings or incur borrowings or indebtedness in the nature of borrowings which involves or may involve an amount of over RMB 2,000,000 other than in the ordinary course of business or the circumstance of such amendment of terms being required by the banks of any Group Company or approved in the annual budget or business plan;

11.	not give, or agree to give, any guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, a third party's obligation;

12.	conduct its business in all material respects in accordance with all PRC Applicable Laws;

13.	not change the nature or scope of its existing business or business activity, including the introduction of any field of activity that is not ancillary to the its existing business or discontinuance of any field of activity or the relocation or expansion of its existing business, or the establishment of any business, outside of the PRC;

14.	not increase or decrease its registered capital or create, consolidate, sub-divide, convert or cancel or change any share capital or any reduction of the share capital of any Group Company or undertake any other reorganization of any share capital or other securities of any Group Company;

15.	not pass any resolution to liquidate, bankrupt or wind up (either voluntary or involuntary) or the filing of a petition for winding up of any Group Company or to make any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

16.	not (i) form any company or Subsidiary (other than a wholly-owned Subsidiary); (ii) invest in or acquire shares in any other person; or (iii) operate, manage, control, participate in any partnership or joint venture or profit sharing arrangement, in each case other than in connection with the operation of the existing business of the Group;

17.	not change the size, composition or authority of the board of directors of any Group Company;

18.	not change the auditors or financial year of the Company or materially change the financial reporting or accounting methods of any Group Company (other than as required by Applicable Laws or generally accepted accounting principles);

19.	not appoint or terminate Key Manager of any Group Company;

20.	not increase in the aggregate base salaries, bonuses or other compensation paid to the directors, Key Managers of any Group Company (other than as provided in the approved annual budget or business plan);

21.	not approve the operate and capital budget for each fiscal year (and any material deviations from such budget);

22.	not enter into or amendment of any transaction by any Group Company with any shareholder, of the Company or any other Group Company or their respective Affiliates (other than (a) transactions expressly contemplated under this Agreement and (b) transactions provided in the approved annual budget or business plan);

23.	not approve or proceed with any matter that would adversely affect the rights, powers, preferences or obligations of the Series A Preferred Shares;

24.	other than in the ordinary course of business consistent with past practice, not assign, grant an exclusive license under or grant of a covenant not to sue in respect of any Intellectual Property Rights, or abandon or allow to lapse any Intellectual Property Rights owned by a Group Company; or

25.	not enter into any agreement or proposal or resolution to do any of the matters set out in paragraphs 1 to 25 of this Schedule 5 above.

For the purpose of this schedule, “the prior consent of the Investors” shall mean written consent of the Investors.

SCHEDULE 6

DISCLOSURE LETTER

SCHEDULE 7

FORM OF SHAREHOLDERS AGREEMENT

SCHEDULE 8

RIGHTS, POWERS AND PREFERENCES OF SERIES A PREFERRED

SHARES

The rights, powers and privileges attaching to the Series A Preferred Shares are set out below.

1	DIVIDENDS

1.1	Dividends

The Investors and Founders shall be entitled to receive within 30 days after a declaration of dividends by the Board:

1.1.1	dividends out of the profits of the Company as and when declared by the Board, of which amount Investor 1 shall be entitled to be paid 40% (“Investor 1 Distributing Preference Amount”), Investor 2 shall be entitled to be paid 20% (“Investor 2 Distributing Preference Amount”, collectively with Investor 1 Distributing Preference Amount, the “Investors Preference Amount”), and the Founders (on a pro-rata basis) shall be entitled to be paid 40% (“Founders Distributing Preference Amount”, collectively with Investors Preference Amount”, the “Aggregate Preference Amount” ), until the date when the aggregate Investors Preference Amount actually distributed equals to the aggregate Subscription Price of the Investors; and

1.1.2	After the Aggregate Preference Amount actually distributed equals RMB 500,000,000, dividends available for distribution as and when declared by the Board, shall be distributed to the holders of Ordinary Shares and Series A Preferred Shares on pro rata and as-converted basis (based on the then applicable Conversion Price as defined in Article 4.3.1 of this Schedule).

2	LIQUIDATION, DISSOLUTION OR WINDING UP

2.1	Ranking

Upon the occurrence of any Liquidation Event (as defined below), each holder of the Series A Preferred Shares shall be entitled to be paid (on a pro-rata basis), prior to and in preference of any distribution to holders of Ordinary Shares or any other class of shares in the Company, an amount per Series A Preferred Share equal to 100% of the Subscription Price Per Share (as adjusted for any subdivisions, consolidations or share dividends)(the “Liquidation Preference Amount”).

After the full distribution of the Liquidation Preference Amount, the remaining of the proceeds from the liquidation shall be distributed to the holders of Ordinary Shares and Series A Preferred Shares on pro rata and as-converted basis (based on the then applicable Conversion Price as defined in Article 4.3.1 of this Schedule).

2.2	Liquidation Event

For purposes of this Article 2 of this Schedule, any of the following events shall be treated as a Liquidation Event:

2.2.1	any liquidation, bankruptcy, winding up or dissolution of the Company or the Group taken as a whole (either voluntary or involuntary) or any appointment of an administrator or a receiver over all or substantially all the assets of the Company or the Group taken as a whole;

2.2.2	any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) except for such sale or transfer as required by the VIE Agreements;

2.2.3	any merger or acquisition of the Company or any of its Subsidiaries whose assets or net revenues for the most recent fiscal year were equal to or greater than 50% of the consolidated assets or net revenues, respectively, of the Company and its Subsidiaries (taken as a whole) for such fiscal year, in which the shareholders of the Company do not directly or indirectly own a majority of the outstanding shares of the surviving company; or

2.2.4	any lease, exclusive licensing, grant, sale or transfer of all or substantially all of the intellectual properties of the Company and its Subsidiaries (taken as a whole).

The Company shall give each holder of the Series A Preferred Shares written notice of any of the above events as soon as practicable.

3	VOTING

3.1	The holders of Series A Preferred Shares are entitled to receive notice of and to attend and speak at general meetings of the Company. The holders of Series A Preferred Shares may vote at general meetings of the Company in the same manner as holders of Ordinary Shares on an as-converted basis and not as a separate class, unless otherwise specified in the Articles of Association or required by law.

3.2	The holders of Series A Preferred Shares may act by way of unanimous written resolution in the same manner as holders of the Ordinary Shares on an as-converted basis.

4	CONVERSION

4.1	Optional Conversion

At any time and from time to time following the Completion Date, any holder of Series A Preferred Shares shall have the right, at its option, to convert, all or part of its Series A Preferred Shares into Ordinary Shares.

4.2	Automatic Conversion

In the event that a Qualified IPO is consummated, all the Series A Preferred Shares then outstanding shall be converted into Ordinary Shares immediately preceding the occurrence of the Qualified IPO.

4.3	Conversion Rate

4.3.1	Each Series A Preference Share subject to conversion shall be converted into such number of fully paid Ordinary Shares as is determined by dividing the Subscription Price Per Share by the then applicable conversion price per Series A Preferred Share (“Conversion Price”) and, for the avoidance of doubt, except as required under applicable laws, no additional consideration shall be payable upon such conversion.

4.3.2	The initial Conversion Price shall be equal to the Subscription Price Per Share and shall thereafter be subject to adjustment in accordance with this Article 4 of this Schedule.

4.4	Conversion Procedure

4.4.1	In this Article 4, a “Conversion Date” is (i) in the event that Article 4.1 is applicable, the date on which the holder of Series A Preferred Shares requires its Series A Preferred Shares to be converted (or if the holder of Series A Preferred Shares requires its Series A Preferred Shares to be converted on a date which is not a Business Day, the next Business Day) as specified in the Conversion Notice; or (ii) in the event that Article 4.2 is applicable, upon the underwriting agreements in respect of such Qualified IPO becoming unconditional and effective and before the listing of the shares of the Company in connection with a Qualified IPO.

4.4.2	In the event that Article 4.1 applies, a holder of Series A Preferred Shares may convert all or part of its Series A Preferred Shares pursuant to Article 4.1 by delivering a notice of conversion (“Conversion Notice”) to the Company, together with the relevant share certificate (if any), at least two (2) Business Days before the relevant Conversion Date. The Company shall, as soon as practicable after receipt of the Series A Preferred Shares certificates (or satisfactory agreement for indemnification in the case of a lost certificate) promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled upon conversion.

4.4.3	The conversion of Series A Preferred Shares pursuant to Article 4.2 shall be automatic and the holders of Series A Preferred Shares shall be deemed to have served a Conversion Notice on the Company.

4.4.4	The Ordinary Shares to which a holder of Series A Preferred Shares is entitled upon conversion (the “New Ordinary Shares”):

(a)	shall be credited as fully paid, free from any Encumbrances;

(b)	shall rank pari passu in all respects and form one class with the Ordinary Shares then in issue; and

(c)	entitle the holder of such New Ordinary Shares to be paid a pro rata share of all dividends and other distributions declared, made or paid on Ordinary Shares after the Conversion Date.

4.4.5	If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all of the then outstanding Series A Preferred Shares, the Company shall take all corporate action as may be necessary to increase the number of Shares that the Company is authorised to issue to such number of Shares as shall be sufficient for such purpose.

4.4.6	Any conversion of Series A Preferred Shares pursuant to these Articles shall be effected by the redemption and cancellation of the relevant number of Series A Preferred Shares and the issuance of the appropriate number of New Ordinary Shares in accordance with this Article 4. Any Series A Preferred Shares, upon conversion, repurchase or redemption, will be cancelled and all rights with respect to such Series A Preferred Shares shall cease with effect from the Conversion Date except for the right of the holders thereof to receive New Ordinary Shares and (if applicable) together with any accrued and unpaid dividends.

4.4.7	Any person entitled to receive New Ordinary Shares issued upon the conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such New Ordinary Shares on the Conversion Date and the Company shall promptly record such conversion on the register of members on the relevant Conversion Date.

4.5	No Fractional Shares

Upon each conversion, no fractions of New Ordinary Shares shall be allotted and issued to a holder of Series A Preferred Shares except as set out in this Article 4.5. If more than one certificate representing Series A Preferred Shares are surrendered for conversion at one time by the same holder, for the purposes of determining the number of New Ordinary Shares to be issued and whether any (and if so, what) fraction of a New Ordinary Share arises, the number of New Ordinary Shares arising from such conversion (including, for this purpose, fractions) shall first be aggregated. In lieu of any fraction of a New Ordinary Share arising after such aggregation, the Company shall pay to the holder of Series A Preferred Shares, in cash, an amount equal to such fraction of the Conversion Price per issued New Ordinary Share.

4.6	Adjustment for Share Dividend, Consolidation or Subdivision of Ordinary Shares

If any of the following events occur, the then applicable Conversion Price shall be adjusted so that the holders of Series A Preferred Shares shall be entitled to receive such number of New Ordinary Shares as it would have been entitled to receive had the Series A Preferred Shares been converted immediately prior to such event:

4.6.1	the Company pays a dividend or makes a distribution on the outstanding Ordinary Shares by way of issuing further shares in the capital of the Company;

4.6.2	there is a consolidation or sub-division of Ordinary Shares; or

4.6.3	the share capital of the Company is reclassified or altered in any other way whatsoever not otherwise dealt with in this Article 4.

4.7	Adjustment for Issue of Shares below the Subscription Price Per Share

4.7.1	If the Company issues further Shares or rights convertible into or exchangeable for Shares in the capital of the Company without consideration or for a consideration per Share less than the then applicable Conversion Price (the “Additional Shares”), in such circumstances the then applicable Conversion Price shall be adjusted to be the price that equals to the issuance price of such Additional Shares (other than any issuance of Shares or Share equivalent pursuant to the Management Incentive Shares).

4.7.2	The adjustment under this Article 4.7 shall not be applicable to the issue of:

(a)	any Ordinary Shares (or options representing any Ordinary Shares) to directors, senior management or employees of the Company pursuant to an employee share incentive scheme approved by the Board and pursuant to Clause 3 of the Shareholders Agreement;

(b)	any Ordinary Shares upon the conversion of the Series A Preferred Shares;

(c)	any Shares in or pursuant to a Qualified IPO; or

(d)	any Shares pursuant to a dividend or distribution on the outstanding Ordinary Shares as provided for in Article 4.6.

4.8	Certificate as to Adjustments

Upon any adjustment in the Conversion Price, the Company shall within a reasonable period (not exceeding fifteen (15) Business Days) following any of the foregoing transactions deliver to each holder of Series A Preferred Shares a certificate, signed by the President or Chief Executive Officer of the Company, setting out in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Conversion Price following such adjustment. If any dispute arises concerning an adjustment of the Conversion Price, the Board shall refer the matter to the Company's Auditors (acting as experts and not as arbitrators) whose decision shall be final and binding on all concerned save in the case of manifest error.

4.9	Merger, Consolidation or Reorganisation

If at any time and from time to time there is:

4.9.1	any merger, consolidation or reorganisation of the Company with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation); or

4.9.2	any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole),

then in each such case, as a part of such merger, consolidation, reorganisation or sale or transfer of assets, each holder of Series A Preferred Shares then outstanding shall have the right to convert the Series A Preferred Shares to receive the same class and number of shares or other securities or property (“Exchange Property”) to which it would have been entitled to receive on such merger, consolidation or sale or transfer of assets had it converted its Series A Preferred Shares into Ordinary Shares immediately prior to the effective date of such merger, consolidation, reorganisation or sale or transfer of assets.

5	GENERAL

These rights, powers and privileges attaching to the Series A Preferred Shares shall be incorporated into the Memorandum and Articles of Association of the Company.

6	TERMINATION

For the avoidance of doubt, this Schedule in its entirety shall terminate upon the completion of a Qualified IPO.

SCHEDULE 9

KEY MANAGERS

序号	姓名	职务
1	Mr. Eric Yang (杨庆)	CEO
2	Mr. Frank Ng (伍国樑)	CEO

SCHEDULE 10

FOUNDERS

Name	PRC Identity Card Number
Mr. Liu	36011119680203****
Mr. Zhang	11010819620714****
Mr. Shen	23230219721029****
Mr. Bao	33010619670404****
Ms. Long	43010419771108****
Ms. Wo	21071119691112****

SCHEDULE 11

REORGANIZATION PLAN

SCHEDULE 12

SHARE CHARGE

SCHEDULE 13

PRC LEGAL OPINIONS

SCHEDULE 14

CONSENT AND WAIVER

We, being the registered holder of [●] shares in the capital of Ourgame International Holdings Limited (“the Company”), hereby consent to the declaration and payment of an Special Dividends (as defined in the Subscription Agreement) with an aggregate interim amount of RMB 296,498,376.23 to the registered holders of the ordinary shares of the Company pursuant to the Subscription Agreement and hereby waive any entitlement to any corresponding dividend to which we may be entitled.

Date: [●]

For and on behalf of [●]

EXECUTED by the parties on the date first written above:

Ourgame International Holdings Limited

/s/ Yang Eric Qing

Name: Yang Eric Qing

Title: Director

CMC ACE HOLDINGS LIMITED

/s/ Li Huaiyu

Name: Li Huaiyu

Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representative to execute this Agreement as of the date and year first above written.

KongZhong Corporation

(seal)

Name:

Title:

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